UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2011

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33291 (Commission File Number)	33-0830300 (I.R.S. Employer Identification No.)

10110 Sorrento Valley Road, Suite C San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 909-0736

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 5, 2011, Optimer Pharmaceuticals, Inc. (“Optimer”) entered into a Co-Promotion Agreement (the “Agreement”) with Cubist Pharmaceuticals, Inc. (“Cubist”) pursuant to which Optimer engaged Cubist as its exclusive partner for the promotion of DIFICID™ in the United States.  Under the terms of the Agreement, Optimer and Cubist have agreed to co-promote DIFICID to physicians, hospitals, long-term care facilities and other healthcare institutions as well as jointly provide medical affairs support for DIFICID. In conducting their respective co-promotion activities, each party is obligated under the Agreement to commit minimum levels of personnel, and Cubist is obligated to tie a portion of the incentive compensation paid to its sales representatives to the promotion of DIFICID in the United States.  Under the terms of the Agreement, Optimer will be responsible for the distribution of DIFICID in the United States and for recording revenue from sales of DIFICID, and has agreed to use commercially reasonable efforts to maintain adequate inventory and third party logistics support for the supply of DIFICID in the United States.  In addition, Cubist has agreed to not promote competing products in the United States during the term of the Agreement and, subject to certain exceptions, for a specified period of time thereafter. The initial term of the Agreement is two years from the date of first commercial sale of DIFICID in the United States, subject to renewal or early termination as described below.

In exchange for Cubist’s co-promotion activities and personnel commitments, Optimer has agreed to pay a quarterly fee of $3,750,000 to Cubist ($15 million per year) beginning as of the first commercial sale of DIFICID in the United States. Cubist is also eligible to receive an additional $5 million in the first year after first commercial sale and $12.5 million in the second year after first commercial sale if mutually agreed upon annual sales targets are achieved, as well as a portion of Optimer’s gross profits derived from net sales above the specified annual targets, if any.

The Agreement may be renewed by mutual agreement of the parties for additional, consecutive one-year terms.  Each of Optimer and Cubist may terminate the Agreement prior to expiration upon the uncured material breach of the Agreement by the other party, upon the bankruptcy or insolvency of the other party, or in the event that actual net sales during the first year of commercial sales of DIFICID in the United States are below specified levels, subject to certain limitations.  In addition, Optimer may terminate the Agreement, subject to certain limitations, if (i) Optimer withdraws DIFICID from the market in the United States, (ii) Cubist fails to comply with applicable laws in performing its obligations, (iii) Cubist undergoes a change of control, (iv) certain market events occur related to Cubist’s product CUBICIN® (daptomycin for injection) in the United States, or (v) Cubist undertakes certain restructuring activities with respect to its sales force.  In addition, Cubist may terminate the Agreement, subject to certain limitations, if (i) the first commercial sale of DIFICID in the United States does not occur within one year from the effective date of the Agreement, (ii) Optimer experiences certain supply failures in relation to the demand for DIFICID in the United States, (iii) Optimer is acquired by certain types of entities, including competitors of Cubist, (iv) certain market events occur related to CUBICIN in the United States, (v) Optimer fails to comply with applicable laws in performing its obligations or (vi) the FDA-approved label for DIFICID does not include specified comparative data, or includes a black box safety warning.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to a subsequent filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: April 6, 2011	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)